UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

February 7, 2020

AMERI METRO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54546	45-1877342
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2575 Eastern Blvd., Suite 102, York, PA 17402

(Address of principal executive offices)

717-434-0668

 (Registrant's telephone number, including area code)

___N/A___

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Plan capitalized Ameri Metro, Inc. Trust

150,000,000 Class B shares of common stock

The Plan capitalized Ameri Metro Inc. Trust with 150,000,000 Class B shares of common stock acting as private public benevolence foundation, providing monetary assistance to development of small business entities, agricultural programs, utility co-op programs, public or private schools & universities, job training programs, humanitarian aid, community services - library’s / parks / substance abuse facility’s / children service / senior citizen services, domestic violence, hospitals, medical assistance services, medical financial aid and veteran’s assistance programs, but not limited to.

The shares are being administered by HSRF Statutory Trust on behalf of Ameri Metro Inc. Trust. HSRF Statutory Trust will provide monetary assistance to development of small business entities, agricultural programs, utility co-op programs, public or private schools & universities, job training programs, humanitarian aid, community services - library’s / parks / substance abuse facility’s / children service / senior citizen services, hospitals, medical assistance services, medical financial aid and veteran’s assistance programs, but not limited to, from the trust directly in accordance in good duty to act and the best interest of the trusts intent. Slater and West Inc. is the designated party to provide oversight committee of the Ameri Metro Inc. Trust. The Company has no jurisdiction or authority over the Ameri Metro Inc. Trust.

WHEREAS, all of the actions taken are within the authority of the Board of Directors and in accordance with their duty to act in the best interests of the Company after due deliberation and investigation of issues involved; and

WHEREAS, prior to the voting on the Resolution, full and fair explanations of each one was provided to the Directors with the opportunity for them to ask questions, examine documents and otherwise satisfy themselves as to any actions to be taken.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 10, 2020

Ameri Metro, Inc. /s/ Robert Choiniere —————————————— By: Robert Choiniere Title: Chief Financial Officer